UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 16, 2015

REGENCY ENERGY PARTNERS LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35262	16-1731691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

(Address of principal executive office) (Zip Code)

(214) 750-1771

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers

On January 16, 2015, Richard D. Brannon was appointed to the board of directors (the “Board”) of Regency GP LLC (the “General Partner”), the general partner of Regency GP LP, the general partner of Regency Energy Partners LP (the “Partnership”), pursuant to the General Partner’s limited liability company agreement. Mr. Brannon will also serve as a member of the audit and risk and conflicts committees of the Board.

There have not been any transactions since the beginning of the Partnership’s last fiscal year, nor are there any proposed transactions, in which the Partnership was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Brannon had or will have a direct or indirect material interest. There are no arrangements or understandings with the Partnership, or any other persons, pursuant to which Mr. Brannon was appointed as a director of the General Partner.

Mr. Brannon will receive the compensation that is received by each of the directors of the General Partner who are not employees of the General Partner. Such compensation currently consists of: an annual cash retainer of $50,000; an annual cash retainer of $10,000 ($15,000 for the Chair) for serving on the Audit and Risk Committee; an annual cash retainer of $5,000 ($7,500 for the Chair) for serving on the Compensation Committee; a flat fee of $1,200 for each committee meeting attended; and a cash fee for the engagement of the Conflicts Committee, as determined by the Board at the time of such engagement. Such directors also receive an annual Award (as defined in the Partnership’s 2011 LTIP) of $100,000 of units under the LTIP. Directors appointed during the year receive a pro-rated portion of any cash retainers. In addition, each non-employee director who is appointed to the Board for the first time receives an Award of 2,500 units under the LTIP. Unit Awards granted to non-employee directors will vest 60% after the third year and the remaining 40% after the fifth year from the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENCY ENERGY PARTNERS LP

	By:	Regency GP LP, its general partner
	By:	Regency GP LLC, its general partner

Date: January 23, 2015	By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Executive Vice President and Chief Financial Officer

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